Exhibit 10.1

Execution Version

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179	BANK OF AMERICA, N.A. BofA SECURITIES, INC. One Bryant Park New York, NY 10036
BARCLAYS 745 Seventh Avenue New York, NY 10019	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, NY 10013
GOLDMAN SACHS BANK USA GOLDMAN SACHS LENDING PARTNERS LLC 200 West Street New York, NY 10282

PERSONAL AND CONFIDENTIAL

October 4, 2019

PG&E Corporation
Pacific Gas and Electric Company
77 Beale Street
P.O. Box 77000
San Francisco, California 94177
Attention:          Nicholas M. Bijur

Pacific Gas and Electric Company
Commitment Letter

Ladies and Gentlemen:

Reference is hereby made to (i) the Chapter 11 bankruptcy cases, jointly administered under lead case number 19-30088 (the “Chapter 11 Cases”), currently pending before the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”), in which PG&E Corporation, a California corporation (or any domestic entity formed to hold all of the assets of PG&E upon emergence from bankruptcy) (“PG&E”), and Pacific Gas and Electric Company, a California corporation (the “Utility”) (together with any domestic entity formed to hold all of the assets of the Utility upon emergence from bankruptcy, the “Borrower” and together with PG&E, the “Debtors” or “you”), are debtors and debtors in possession and (ii) the first amended Chapter 11 plan of reorganization filed by the Debtors with the Bankruptcy Court on September 23, 2019 at ECF No. 3966 (as may be further amended, modified or otherwise changed in accordance with this Commitment Letter, the “Plan”) to implement the terms and conditions of the reorganization of the Debtors as provided therein.  Capitalized terms used and not defined in this letter (together with Annexes A and B hereto, this “Commitment Letter”) have the meanings assigned to them in Annexes A and B hereto as the context may require.  JPMorgan, Bank of America, N.A. (“BANA”), BofA Securities, Inc. (or any of its designated affiliates, “BofA”, and together with BANA, “Bank of America”), Barclays Bank PLC (“Barclays”), Citigroup Global Markets Inc. on behalf of Citi (as defined below), Goldman Sachs Bank USA (“GS Bank”), Goldman Sachs Lending Partners LLC (“GSLP”, and together with GS Bank, “Goldman Sachs”) and any other Lenders that become parties to this Commitment Letter as additional “Commitment Parties” as provided in Section 3 hereof are referred to herein, collectively, as the “Commitment Parties,” “we” or “us.”

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You have informed us that, in connection with the consummation of the transactions contemplated by the Plan, the Borrower intends to (a) enter into a new revolving credit facility in an aggregate committed amount of $3,500 million (the “Revolving Credit Facility”) and (b) issue senior secured notes pursuant to a registered public offering or Rule 144A or other private placement (the “Notes”). In connection therewith, the Borrower desires to enter into a $27,350 million senior secured bridge loan facility (the “Facility”) having the terms and subject to the conditions set forth herein and in the Annexes hereto, to be available in the event that the Notes are not issued on or prior to the Closing Date (as defined in Annex A) for any reason.

The transactions described in the preceding paragraphs are collectively referred to herein as the “Transactions.”

For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services contemplated herein.

1.	Commitments; Titles and Roles.

(a) Each of JPMorgan, BofA, Barclays, Citi and GS Bank is pleased to confirm its agreement to act, and you hereby appoint each of JPMorgan, BofA, Barclays, Citi and GS Bank to act, as a joint lead arranger and joint bookrunner (in such capacities, the “Arrangers”) and, except in the case of JPMorgan, co-syndication agent in connection with the Facility; (b) JPMorgan is pleased to confirm its agreement to act, and you hereby appoint JPMorgan to act, as administrative agent and collateral agent (the “Administrative Agent”) for the Facility; and (c) each of JPMorgan, BANA, Barclays, Citi, GSLP and GS Bank (in such capacity, the “Initial Lenders”) is pleased to commit, and hereby commits, on a several and not joint basis, to provide the Borrower 20%, 20%, 20%, 20%, 11.042047532% and 8.957952468%, respectively, of the aggregate principal amount of the Facility on the terms contained in this Commitment Letter and subject to the conditions expressly set forth in Annex B hereto; provided that the amount of the Facility shall be automatically reduced as provided under “Mandatory Prepayments and Commitment Reductions” in Annex A hereto with any such reduction to be applied pro rata among the Initial Lenders.   It is further agreed that JPMorgan will appear on the top left (and the Arrangers, other than JPMorgan, will appear in alphabetical order immediately to the right thereof) of the cover page of any marketing materials for the Facility and will hold the roles and responsibilities conventionally understood to be associated with such name placement. Our fees for our commitment and for services related to the Facility are set forth in a separate fee letter (the “Fee Letter”) entered into by you and the Commitment Parties on the date hereof.  It is agreed that no other agents, co-agents, arrangers, co-arrangers or bookrunners will be appointed and no other titles will be awarded in connection with the Facility, and no compensation will be paid in order to obtain such person’s commitment to participate in the Facility (other than the compensation expressly contemplated by this Commitment Letter and the Fee Letter) in connection with the Facility, unless the Arrangers and you shall so agree; provided, however, that you may award agent (other than administrative agent and co-syndication agent) and similar titles to any additional Commitment Party that becomes a Commitment Party hereunder in accordance with the second paragraph of Section 3 hereof; provided, further, for the avoidance of doubt, no additional Commitment Party shall receive a bookrunner title.

You agree that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC.

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2.	Conditions Precedent.

Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter or any other agreement or other undertaking concerning the financing of the Transactions, (a) the Commitment Parties’ commitments and agreements hereunder with respect to the Facility are subject solely to the satisfaction or waiver of the conditions expressly set forth in Annex B hereto and (b) the terms of the Facility Documentation shall be in a form such that they do not impair the availability of the Facility on the Closing Date if the conditions described in the immediately preceding clause (a) are satisfied.

3.	Syndication.

The Arrangers reserve the right, in accordance with the provisions of this Section 3, prior to or after the Closing Date, to syndicate the Facility to the Lenders (as defined in Annex A). The syndication of the Facility, including determinations as to the timing of offers to prospective Lenders, the selection of Lenders, the acceptance and final allocation of commitments, the awarding of titles or roles to any Lenders and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter, will be conducted by the Arrangers in consultation with the Borrower.  Notwithstanding the foregoing, during the period commencing on the date hereof and ending November 20, 2019 (the “Initial Syndication Period”), the Facility will be syndicated only to those financial institutions approved by you in writing prior to the date hereof or other financial institutions as may be approved in your sole discretion (such financial institutions, collectively, the “Approved Lenders”). Following the Initial Syndication Period, if and for so long as a Successful Syndication (as defined in the Fee Letter) has not been achieved, the syndication of the Facility shall be conducted by the Arrangers in consultation with the Borrower.  Following the achievement of a Successful Syndication of the Facility, further assignments and commitments shall be in accordance with the section captioned “Assignments and Participations” in the Term Sheet attached hereto as Annex A.

The aggregate commitments of the Commitment Parties with respect to the Facility shall be reduced dollar-for-dollar (and on a pro rata basis) by the amount of each commitment for the Facility received from additional Lenders selected in accordance with the preceding paragraph to the extent such Lender becomes (a) party to this Commitment Letter as an additional “Commitment Party” pursuant to a customary joinder agreement or other documentation reasonably satisfactory to the Arrangers and you (each, a “Joinder Agreement”) or (b) party to the Facility Documentation as a Lender; provided  that any reduction of Goldman Sachs’s commitments under the Facility in accordance with the previous sentence or as a result of a reduction of the overall commitments of GSLP and GS Bank, each in its capacity as an Initial Lender, pursuant to the terms of this Commitment Letter shall be allocated between GSLP’s and GS Bank’s respective commitments as determined by GSLP and GS Bank in their sole discretion.  Notwithstanding the Arrangers’ right to syndicate the Facility and receive commitments with respect thereto, and except as provided in the immediately preceding sentence, (i) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facility on the Closing Date) in connection with any syndication, assignment or participation of the Facility, including its commitment in respect thereof, until after the initial funding of the Facility on the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of the Commitment Parties’ commitments in respect of the Facility until the initial funding of the Facility on the Closing Date and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding of the Facility on the Closing Date has occurred.

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To facilitate an orderly and successful syndication of the Facility, you agree that, until the earlier of (a) the achievement of a Successful Syndication (as defined in the Fee Letter) and (b) 60 days following the Closing Date (such earlier date, the “Syndication Date”), PG&E and the Borrower will not syndicate or issue, attempt to syndicate or issue or announce the syndication or issuance of any competing debt facility or any debt or equity security (other than common equity) of PG&E, the Borrower or any of their respective subsidiaries that would reasonably be expected to materially impair the primary syndication of the Facility, in each case without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned), other than (i) the Facility, (ii) the Notes, (iii) the Revolving Credit Facility, (iv) incremental facilities under the Borrower’s current debtor-in-possession credit agreement or any new debtor-in-possession facilities, in either case that are to be paid in full in cash at emergence from the Chapter 11 Cases, (v) securitization securities or facilities contemplated by the Plan, (vi) ordinary-course purchase money indebtedness, facility and equipment financings, other debt incurred in the ordinary course of business for capital expenditures and working capital purposes, financial leases or capital lease obligations, overdraft protection, ordinary course letter of credit facilities, hedging and cash management, and similar obligations, (vii) roll-over, “take-back” or reinstated debt that may be contemplated by the Plan and (viii) common and preferred equity issued in accordance with the Plan in satisfaction of claims.

Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lender’s commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Facility and in no event shall the commencement or successful completion of syndication of the Facility constitute a condition to the availability of the Facility on the Closing Date.

Until the Syndication Date, you agree to actively assist the Arrangers in achieving a syndication satisfactory to you and us.  Such assistance shall include (a) your use of commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from your and your affiliates’ existing lending relationships, (b) your using commercially reasonable efforts to assist in the preparation of one or more information packages for the Facility in form and substance customary for transactions of this type regarding the business, operations, financial projections and prospects of the Borrower (after giving effect to the Transactions) (collectively, the “Confidential Information Memorandum”), (c) your using commercially reasonable efforts to obtain, as promptly as practicable prior to the launch of the syndication of the Facility, a Public Debt Rating for the Borrower from each of Moody’s Investor Services, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”), in each case giving effect to the Transactions, (d) your executing and delivering one or more Joinder Agreements delivered to you in respect of prospective Lenders which are selected in accordance with the provisions of this Section 3, as soon as reasonably practicable following commencement of syndication of the Facility, (e) the presentation of one or more customary information packages for the Facility in format and content reasonably satisfactory to the Arrangers (collectively, the “Lender Presentation”) in a reasonable number of meetings at reasonable times and locations mutually agreed upon and (f) arranging for direct contact between senior management and representatives, with appropriate seniority and expertise, of the Borrower with prospective Lenders and participation of such persons in a reasonable number of meetings at reasonable times and locations mutually agreed upon.  In connection with the Arrangers’ syndication efforts, you shall not be required to provide information the disclosure of which would violate any (i) attorney-client privilege (and you shall not be required to waive any such privilege), (ii) law, rule or regulation applicable to the Borrower or its affiliates or (iii) obligation of confidentiality from a third party binding on you or your affiliates (so long as (x) such confidentiality obligation was not entered into in contemplation of the Transactions, (y) you use commercially reasonable efforts to obtain a waiver of such confidentiality obligation (but not attorney-client privilege) and to otherwise provide such information that does not violate such confidentiality obligations and (z) you provide the Commitment Parties notice that information is being withheld due to the existence of such confidentiality obligation or attorney-client privilege); provided that none of the foregoing shall be construed to limit any of your representations and warranties set forth in Section 4 of this Commitment Letter (and any corresponding representation in the Confidential Information Memorandum or the Facility Documentation, as applicable).  The Borrower will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation (other than, in each case, any information contained therein that has been provided for inclusion by the Commitment Parties about the Commitment Parties) and all other written information, documentation or materials delivered to the Commitment Parties by or on behalf of the Borrower in connection therewith (collectively, the “Information”) and the Borrower acknowledges that the Commitment Parties will be using and relying upon the Information without independent verification thereof.  The Borrower agrees that Information (including, without limitation, draft and execution versions of the Facility Documentation, the Confidential Information Memorandum, the Lender Presentation and publicly filed financial statements) may be disseminated to potential Lenders through one or more internet sites (including an IntraLinks, SyndTrak or other similar electronic workspace (the “Platform”)) created for purposes of syndicating the Facility or otherwise, in accordance with each Arranger’s standard syndication practices, and you acknowledge that no Commitment Party nor any of their respective affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Commitment Party or its affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  You hereby authorize the Commitment Parties to download copies of the Borrower’s trademark logos from its website and post copies thereof and any Information to any Platform established by the Arrangers to syndicate the Facility, and to use the Borrower’s trademark logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Facility or in any advertisements (to which you consent, such consent not to be unreasonably withheld) that we may place after the closing of the Facility in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at our own expense describing our services to the Borrower hereunder; provided that such consent shall not be required with respect to tombstone, case study or similar advertisement incorporated into promotional material and not otherwise publicly disseminated.

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The Borrower acknowledges that certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive Private-Side Information (as defined below)) (each, a “Public Lender”; and Lenders who are not Public Lenders being referred to herein as “Private Lenders”).  At the request of the Arrangers, the Borrower agrees to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders containing a representation that such Confidential Information Memorandum does not contain Private-Side Information.  “Private-Side Information” means material non-public information (for purposes of United States federal, state or other applicable securities laws) concerning the Borrower and its affiliates or any of their respective securities; and “Public-Side Information” means any information that is not Private-Side Information.  It is understood that in connection with your assistance described above, you will provide a customary authorization letter to the Arrangers (a) authorizing the distribution of the Information to prospective Private Lenders and the distribution of the Public Side Information to prospective Public Lenders and (b) containing a customary “10b-5” representation and a representation to the Commitment Parties, in the case of the public-side version, that such Information does not include material non-public information about the Borrower, its affiliates or their respective securities.  The Public-Side Information will contain customary language exculpating the Arrangers, you and the respective affiliates of each of the foregoing with respect to any liability related to the use of the contents of the Public-Side Information. In addition, the Borrower will clearly designate as such all Information provided to any Commitment Party by or on behalf of it which contains exclusively Public-Side Information.  The Borrower acknowledges and agrees that the following documents may be distributed to all Lenders (including Public Lenders) (unless the Borrower promptly notifies the Arrangers in writing (including by email) within a reasonable time prior to their intended distribution (after you have been given a reasonable opportunity to review such documents) that any such document should only be distributed to prospective Private Lenders): (a) drafts and final versions of the Facility Documentation; (b) term sheets and notification of changes in the terms of the Facility and (c) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda). If you advise us that any of the foregoing items should be distributed only to Private Lenders, then we will not distribute such materials to Public Lenders without further discussions with you.

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4.	Information.

The Borrower represents and covenants that (i) all written Information (other than projections, estimates and other forward-looking materials and information of a general economic or industry specific nature) provided by or on behalf of the Borrower to the Commitment Parties or the Lenders in connection with the Transactions is and will be when furnished, when taken as a whole, complete and correct in all material respects and does not and will not contain when furnished, when taken as a whole, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto); and (ii) the written financial projections and other written forward-looking information (the “Projections”) that have been or will be made available to the Commitment Parties or the Lenders by or on behalf of the Borrower in connection with the Transactions have been and will be prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time such Projections are furnished to the Commitment Parties or the Lenders, it being understood and agreed that Projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of the Borrower’s control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by such Projections may differ significantly from the projected results and such differences may be material.

You agree that if at any time prior to the later of (i) the Closing Date and (ii) the Syndication Date you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects in light of the circumstances under which such statements are made.  We have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you or any other party.

5.	Indemnification and Related Matters.

Subject to the approval of this Commitment Letter by the Bankruptcy Court, you agree, jointly and severally, (a) to indemnify and hold harmless the Commitment Parties and their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and related expenses to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facility, the use of the proceeds thereof or any related transaction or any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph) (each, a “Proceeding”), regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for reasonable, documented and invoiced out-of-pocket legal expenses of one firm of counsel for all such indemnified persons, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected indemnified person) (the foregoing, the “Counsel Limitation”) or other reasonable, documented and invoiced out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to (i) have arisen or resulted from the willful misconduct, bad faith or gross negligence of such indemnified person, (ii) have resulted from a claim brought by you or any of your subsidiaries against such indemnified person for material breach of such indemnified person’s obligations hereunder or (iii) have not resulted from an act or omission by you or any of your affiliates and have been brought by an indemnified person against any other indemnified person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as an arranger or agent or any similar role hereunder, except to the extent such acts or omissions are determined by a court of competent jurisdiction by a final and non-appealable judgment to have constituted the gross negligence, bad faith or willful misconduct of such indemnified party in such capacity), and (b) to reimburse the Commitment Parties and their respective affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Fee Letter and the definitive documentation relating to the Facility) or the administration, amendment, modification or waiver thereof.  You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.  None of the indemnified persons or you shall have any liability for any special, indirect, consequential or punitive damages in connection with activities related to the Facility or the Transactions; provided that nothing contained in this sentence shall limit your indemnity and reimbursement obligations to the extent set forth in this paragraph.

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No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including an Platform or otherwise via the internet, and you agree, to the extent permitted by applicable law, to not assert any claims against any indemnified person with respect to the foregoing.

You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy.  You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Commitment Parties and the other indemnified persons.  You shall not be liable for any settlement of any Proceeding if the amount of such settlement was effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, penalties, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this paragraph.

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You agree that the fees, expenses and indemnities payable hereunder and incurred pursuant hereto, and as set forth in, this Commitment Letter and the Fee Letter (a) are reasonable, (b) are actual and necessary costs and expenses of preserving the Debtors’ estates and (c) subject to the approval of this Commitment Letter by the Bankruptcy Court, constitute allowed Administrative Claims against the Debtors on a joint and several basis under the Plan.

6.	Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties, nor, except as expressly contemplated by Section 3 above, by any Commitment Party without your prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Section 5 above, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  Any Commitment Party may, in consultation with the Borrower, assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates; for the avoidance of doubt, GS Bank may assign its commitments and agreements hereunder, in whole or in part, to GSLP and vice versa, and any such assignment will relieve such assignor of its obligations hereunder dollar-for-dollar by the amount of such assigned commitments (and the applicable assignee’s commitments will be increased dollar-for-dollar by the amount of such assigned commitments).

7.	Confidentiality.

This Commitment Letter, the Fee Letter and the contents hereof and thereof are confidential and may not be disclosed by you to any other person (other than any Commitment Party) without our prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except pursuant to a subpoena or order issued by a court or administrative agency or by a judicial, administrative or legislative body or committee (in which case you agree to inform us promptly thereof to the extent practicable and not prohibited by applicable law, rule or regulation); provided that we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter to your affiliates and your and your affiliates’ respective officers, directors, employees, agents and advisors (including legal counsel, independent auditors and other experts, professional advisors or agents) who are involved in the consideration of the Transactions (including in connection with providing accounting and tax advice to the Borrower and its affiliates) on a confidential basis, (ii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities (in which case you agree (except with respect to any audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising examination or regulatory authority) to inform us promptly thereof to the extent practicable and not prohibited by applicable law, rule or regulation), (iii) following your acceptance of the provisions hereof and return of an executed counterpart of this Commitment Letter to the Commitment Parties as provided below, this Commitment Letter (but not the Fee Letter other than the existence thereof) in any public record in which you are required by law or regulation to file it (including the Bankruptcy Court to obtain its approval) or with the Securities and Exchange Commission (“SEC”) and other applicable regulatory authorities and stock exchanges to the extent required to be in compliance therewith, (iv) the aggregate fee amounts contained in the Fee Letter in financial statements or as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to aggregate compensation amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facility, the Notes or in any public filing relating to the Transactions, in each case in a manner which does not disclose the fees payable pursuant to the Fee Letter (except in the aggregate), (v) this Commitment Letter and the information contained herein and the Fee Letter in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, Fee Letter or the transactions contemplated thereby or enforcement thereof or hereof, (vi) the information contained in Annexes A and B in any prospectus or other offering memorandum or in any syndication or other marketing materials relating to the Facility or the Notes, (vii) any information set forth herein (including in the Annexes hereto) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by you or your affiliates or your or their respective officers, directors, employees or advisors, (viii) the existence of this Commitment Letter and the information contained in Annex A to any rating agency; provided that such information is supplied to any such rating agency only on a confidential basis and (ix) following your acceptance hereof and the return of an executed counterpart of this Commitment Letter to the Commitment Parties, as provided below, in consultation with us and on a confidential basis, this Commitment Letter to any potential or prospective Commitment Party or any potential or prospective Lender.  The obligations under this paragraph with respect to this Commitment Letter (but not the Fee Letter) shall terminate automatically after the earlier of the date (x) of any public filing permitted hereunder and (y) the Facility Documentation shall have been executed and delivered by the parties thereto. To the extent not earlier terminated, the provisions of this paragraph with respect to this Commitment Letter (but not the Fee Letter) shall automatically terminate on the second anniversary hereof.

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Notwithstanding anything to the contrary herein, any disclosure of the Fee Letter to obtain Bankruptcy Court approval shall only be made via a filing under seal and, to the extent required, by providing an unredacted copy thereof directly to the Bankruptcy Court, the Office of the United States Trustee and advisors to the Official Committee of Unsecured Creditors, the Official Committee of Tort Claimants and any other official committee established pursuant to Section 1102 of the Bankruptcy Code on a confidential and professionals’ eyes only basis; provided, however, that you shall be permitted to publicly disclose the fees payable under the Fee Letter, solely on an aggregate basis combined with all other fees payable by you in connection with the financing for which you are seeking the approval of the Bankruptcy Court.

Each Commitment Party shall use all non-public information provided to it by or on behalf of the Borrower or any of your subsidiaries or affiliates solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions, and shall treat confidentially all such information and shall not disclose such information to any third party or circulate or refer publicly to such information; provided, however, that nothing herein will prevent each Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent practicable and not prohibited by applicable law, rule or regulation), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates (in which case such person agrees (except with respect to any audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you promptly thereof to the extent practicable and not prohibited by applicable law, rule or regulation), (c) to the extent that such information is publicly available or becomes publicly available other than by reason of disclosure by such person or any of such person’s affiliates or its or their respective officers, directors, employees or advisors in violation of this Commitment Letter, (d) to such person’s affiliates and to such person’s and such affiliates’ respective officers, directors, partners, members, employees, legal counsel, independent auditors, service providers and other experts or agents who need to know such information in connection with the Transactions and who have been informed of the confidential nature of such information and are instructed to keep such information confidential in accordance with the provisions of this Section 7, it being understood that the disclosing Commitment Party shall be responsible for any violation of the provisions of this Section 7 by any such person, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Facility, in each case, who have agreed to keep such information confidential on terms not less favorable than the provisions hereof in accordance with the standard syndication processes of the Arrangers or customary market standards for the dissemination of such type of information, (f) to Moody’s and S&P and other rating agencies; provided that such information is limited to Annex A and is supplied only on a confidential basis, (g) to market data collectors, similar service providers to the lending industry, and service providers to the Arrangers in connection with the administration and management of the Facility; provided that such information is limited to the existence of this Commitment Letter and information of a type routinely provided regarding the closing date, size, type, purpose of, and parties to, the Facility, (h) received by such person from a source (other than you or any of your affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (i) to the extent that such information was already in the Commitment Parties’ possession on a non-confidential basis or is independently developed by the Commitment Parties, (j) for purposes of establishing a “due diligence” defense or (k) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby or enforcement thereof or hereof.  The Commitment Parties’ obligation under this provision shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the execution and delivery of the Facility Documentation by the parties thereto, at which time any confidentiality undertaking in the Facility Documentation shall supersede the provisions in this paragraph.

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8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each Commitment Party (together with its affiliates, the “Commitment Entities”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally.  In the ordinary course of their various business activities, the Commitment Entities and funds or other entities in which the Commitment Entities invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers.  In addition, the Commitment Entities may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments.  Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with the Borrower or its affiliates.  In addition, the Commitment Entities may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons.  Although the Commitment Entities in the course of such other activities and relationships may acquire information about the transactions contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, the Commitment Entities shall have no obligation to disclose such information, or the fact that the Commitment Entities are in possession of such information, to the Borrower or to use such information on the Borrower’s behalf.

Consistent with the Commitment Entities’ policies to hold in confidence the affairs of their customers, the Commitment Entities will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of their other customers and will treat confidential information relating to the Borrower and its affiliates with the same degree of care as they treat their own confidential information and in accordance with Section 7 hereof.  Furthermore, you acknowledge that neither the Commitment Entities nor any of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

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Each of the Commitment Entities may have economic interests that conflict with those of the Borrower, its equity holders and/or its affiliates.  You agree that each Commitment Entity will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Entities and the Borrower, its equity holders or its affiliates.  You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Entities, on the one hand, and the Borrower, on the other, and in connection therewith and with the process leading thereto, (i) the Commitment Entities have not assumed (A) an advisory responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the financing transactions contemplated hereby or (B) a fiduciary responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether the Commitment Entities have advised, are currently advising or will advise the Borrower, its equity holders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) the Commitment Entities are acting solely as principals and not as the agents or fiduciaries of the Borrower, its management, equity holders, affiliates, creditors or any other person. The Borrower acknowledges and agrees that it has consulted its own legal, tax, investment, accounting and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  To the fullest extent permitted by law, the Borrower agrees that it will not bring any claim that the Commitment Entities have breached any fiduciary or similar duty to the Borrower with respect to the financing transactions contemplated hereby or owe a fiduciary or similar duty to the Borrower, in connection with such financing transactions or the process leading thereto.  In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and may, subject to Section 7, exchange with such affiliates information concerning the Borrower and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to such Commitment Party hereunder (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential).  Notwithstanding the foregoing, nothing herein shall affect the Borrower’s rights in respect of any separate engagement of any Commitment Party, including as financial advisor, in connection with the Transactions or any other matter.

You further acknowledge that certain of the Commitment Parties and/or their affiliates currently are acting as lenders and as the administrative agent under certain of the Borrower’s credit agreements, and your and your affiliates’ rights and obligations under any other agreement with any  Commitment Party or any of its affiliates (including the Funded Debt Documents and the DIP Facility Credit Agreement (each as defined in the Plan)) that currently exist or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by any Commitment Party’s performance or lack of performance of services hereunder.  You hereby agree that each Commitment Party may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you agree that you will not claim any conflict of interest relating to the relationship among such Commitment Party and you and your affiliates in connection with the commitments and services contemplated hereby, on the one hand, and the exercise by any Commitment Party or any of its affiliates of any of their rights and duties under any credit agreement or other agreement (including the Funded Debt Documents and the DIP Facility Credit Agreement) on the other hand.

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In addition, please note that the Commitment Entities do not provide accounting, tax or legal advice.

9.	Miscellaneous.

Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

The provisions set forth under Sections 3, 4, 5, 7 and 8 hereof (in each case other than any provision therein that expressly terminates upon execution of the Facility Documentation), this Section 9 and the provisions of the Fee Letter will remain in full force and effect regardless of whether the Facility Documentation is executed and delivered, except that the provisions of Sections 3 and 4 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Facility; provided that (x) the foregoing provisions in this paragraph (other than with respect to the provisions set forth in the Fee Letter and under Sections 7, 8 and this Section 9 hereof, which will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ respective commitments and agreements hereunder) shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facility Documentation upon execution thereof and thereafter shall have no further force and effect and (y) the provisions of Sections 3 and 4 shall terminate on the Syndication Date.

Each of the parties hereto (for itself and its affiliates) agrees that any suit or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in (i) subject to clause (ii)(B), until the Effective Date (as defined in the Plan) of the Plan, the Bankruptcy Court and (ii)(A) thereafter or (B) if the Bankruptcy Court refuses to accept, or the Bankruptcy Court or any appellate court from the Bankruptcy Court determines in a final, non-appealable order that the Bankruptcy Court does not have, jurisdiction, any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and each party hereby submits to the exclusive jurisdiction of, and to venue in, such court.  Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto (to the fullest extent permitted by applicable law).  Each of the parties hereto (for itself and its affiliates) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter and the Fee Letter and any claim, controversy or dispute arising hereunder or thereunder will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

10.	PATRIOT Act Notification.

The Commitment Parties hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Commitment Parties and each Lender to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation.  This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender.

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11.	Acceptance and Termination.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to subject matter contained herein, including an agreement to negotiate in good faith the Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject to the conditions expressly set forth in Annex B hereto.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., “pdf” or “tif”) will be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facility.

The Commitment Parties’ commitments and agreements hereunder will terminate upon the first to occur of (i) the execution and delivery of the Facility Documentation by each of the parties thereto, (ii) the Effective Date of the Plan without using the loans under the Facility, (iii) 11:59 p.m., New York City time, on (A) June 30, 2020, if the Confirmation Order has not been entered prior to such time or (B) August 29, 2020, if the Closing Date has not occurred prior to such time, (iv)(A) the Plan or the Approval Order is amended or modified or any condition contained therein waived, in a manner that is adverse to the Commitment Parties in their capacities as such, in either case without the consent of (I) prior to the date that an additional “Commitment Party” becomes party to this Commitment Letter pursuant to a Joinder Agreement, the Commitment Parties party hereto on the date hereof (the “Initial Commitment Parties”) and (II) thereafter, the Administrative Agent and the Commitment Parties holding 66 2/3% of the commitments hereunder in respect of the Facility (clauses (I) and (II), collectively, the “Required Commitment Parties”) (such consent not to be unreasonably withheld, conditioned or delayed; provided that modifications to the Plan solely as a result of an increase in roll-over, “take-back” or reinstatement of any existing debt of the Debtors shall be deemed not to be adverse to the Commitment Parties for the purposes of this clause (A)), (B) any Plan Supplement or any Plan Document (each as defined in the Plan) that is adverse to the interests of the Commitment Parties in their capacities as such is filed or finalized without the consent of the Required Commitment Parties (such consent not to be unreasonably withheld, conditioned or delayed), (v) the Chapter 11 Case with respect to any Debtor is dismissed or converted to a proceeding under chapter 7 of the Bankruptcy Code, (vi) a trustee or examiner with enlarged powers (having powers beyond those set forth in section 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code) is appointed with respect to any of the Debtors, (vii) there is in effect an order of a governmental authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Plan, or any law, statute, rule, regulation or ordinance is adopted that makes consummation of the transactions contemplated by the Plan illegal or otherwise prohibited; (viii) the Bankruptcy Court shall not have entered the motion filed with the Bankruptcy Court authorizing the Borrower’s entry into and performance under this Commitment Letter, the Fee Letter and any related engagement letter (the “Approval Order”), in form and substance reasonably satisfactory to the Commitment Parties, on or before November 20, 2019; (ix) the Debtors’ aggregate liability with respect to Wildfire Claims (as defined in the Plan) is determined (whether (A) by the Bankruptcy Court (or the District Court to which the reference has been partially withdrawn for estimation purposes), (B) pursuant to an agreement between the Debtors and the holders of Wildfire Claims, or (C) through a combination thereof) to exceed $18.9 billion (the “Wildfire Claims Cap”); provided, however, that for purposes of this clause (ix), (1) any Wildfire Claim that the California Public Utilities Commission has approved or agreed to approve for recovery or pass through by the Utility shall not count in determining the Wildfire Claims Cap and (2) the Wildfire Claims Cap shall be increased by an amount equal to the amount of Wildfire Claims consisting of professional fees that the Bankruptcy Court (or the District Court to which the reference has been partially withdrawn for estimation purposes) determines to be reasonable; (x) (A) the occurrence of one or more wildfires within PG&E’s service area after the Petition Date (as defined in the Plan) and prior to January 1, 2020 that is asserted by any person to arise out of the Debtors’ activities and that destroys or damages more than 500 dwellings or commercial structures (“Structures”); provided, however, that any notice of termination under this clause (x)(A) must be given on or before January 15, 2020, or (B) the occurrence of one or more wildfires on or after January 1, 2020 destroying or damaging at least 500 Structures within PG&E’s service area at a time when the portion of PG&E’s system at the location of such wildfire was not successfully de-energized; (xi) the Debtors shall not have received at least $14,000 million of equity commitments by November 7, 2019 on terms reasonably satisfactory to the Commitment Parties, (xii) since June 30, 2019, a Material Adverse Effect shall have occurred; (xiii) the Debtors have failed to perform any of their obligations set forth in this Commitment Letter, which failure to perform (A) would give rise to the failure of the condition set forth in paragraph 1(a) or 1(d) on Annex B hereto and (B) is incapable of being cured or, if capable of being cured by June 30, 2020, the Debtors have not cured within 10 calendar days following receipt by the Debtors of written notice of such failure to perform from the Commitment Parties holding a majority of the commitments in respect of the Facility, (xiv) to the extent that there is a similar termination event under the BCLs as of the applicable date of determination, if at any time after the first day of the Confirmation Hearing (as defined in the Plan), asserted Administrative Expense Claims (as defined in the Plan) exceed $250 million (excluding all ordinary course Administrative Expense Claims, Professional Fee Claims, and Disallowed Administrative Expense Claims (in each case, as defined in the Plan) and including for the avoidance of doubt, any such expenses or claims with respect to the Facility) and (xv) on or prior to June 30, 2020, the Borrower shall not have received from the CPUC all necessary approvals, authorizations and final orders to implement the Plan, and to participate in the Go-Forward Wildfire Fund, including (i) provisions pertaining to authorized return on equity and regulated capital structure, (ii) a disposition of proposals for certain potential changes to PG&E’s corporate structure and authorizations for the Utility to operate as a utility, (iii) resolution of claims for monetary fines or penalties under the California Public Utilities Code for conduct prior to the Petition Date and (iv) approval (or exemption from approval) of the financing structure and the securities to be issued under the Plan; (the earliest date in clauses (ii) through (xv) being the “Commitment Termination Date”); provided that the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter.  You will have the right to terminate this Commitment Letter in the event that the Debtor’s exclusive periods to file and solicit acceptances of a plan of reorganization are terminated or modified.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to JPMorgan an executed copy of this Commitment Letter, together, if not previously executed and delivered, with an executed copy of the Fee Letter, on or before 11:59 p.m., New York City time, on October 11, 2019, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us.  This offer will terminate on such date if this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence.  We look forward to working with you on this transaction.

[Remainder of page intentionally left blank]

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Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Sandeep S. Parihar
Name: Sandeep S. Parihar
Title: Executive Director

[Signature Page to Commitment Letter (Utility)]

BofA SECURITIES, INC.

By:	/s/ Sanjay Rijhwani
Name: Sanjay Rijhwani
Title: Managing Director

BANK OF AMERICA, N.A.

By:	/s/ Sanjay Rijhwani
Name: Sanjay Rijhwani
Title: Managing Director

[Signature Page to Commitment Letter (Utility)]

BARCLAYS BANK PLC

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[Signature Page to Commitment Letter (Utility)]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Carolyn Kee
Name: Carolyn Kee
Title: Managing Director

[Signature Page to Commitment Letter (Utility)]

GOLDMAN SACHS BANK USA

By:	/s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory

[Signature Page to Commitment Letter (Utility)]

ACCEPTED AND AGREED AS OF
THE DATE FIRST WRITTEN ABOVE:

PG&E CORPORATION

By:	/s/ Jason P. Wells
Name:	Jason P. Wells
Title:	Executive Vice President and Chief Financial Officer

PACIFIC GAS AND ELECTRIC COMPANY

By:	/s/ David S. Thomason
Name:	David S. Thomason
Title:	Vice President, Chief Financial Officer and Controller

[Signature Page to Commitment Letter (Utility)]

ANNEX A

Pacific Gas and Electric Company
$27,350 Million Senior Secured 364-Day Facility
Summary of Principal Terms1

Borrower:	Pacific Gas and Electric Company, a California corporation (the “Utility”), or any domestic entity formed to hold all of the assets of the Utility upon emergence from bankruptcy (the “Borrower”).
Guarantors:	None.
Security:
The Borrower’s obligations under the Facility and under any cash management, interest protection or other hedging arrangements entered into by the Borrower with a Lender, an affiliate of a Lender or any person that was a Lender or an affiliate of a Lender at the time such arrangements were entered into (each, a “Counterparty”) will be secured, from and after the Closing Date, either directly or indirectly through a first mortgage bond on terms and conditions reasonably satisfactory to the Administrative Agent, by a first-priority security interest in substantially all of the present and after-acquired assets of the Borrower (subject to permitted liens and other customary exceptions and limitations on perfection steps and thresholds to be agreed, the “Collateral”).

Administrative Agent:
JPMorgan Chase Bank, N.A. (“JPMorgan”) will act as sole administrative agent and collateral agent (collectively, in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders approved in accordance with the Commitment Letter (together with JPMorgan, the “Lenders”, and together with the Administrative Agent, the Arrangers and the Counterparties, the “Secured Parties”), and will perform the duties customarily associated with such role.

Joint Bookrunners and Joint Lead Arrangers:
JPMorgan, BofA, Barclays, Citi and GS Bank will act as joint bookrunners and joint lead arrangers for the Facility described below (in such capacities, the “Arrangers”), and will perform the duties customarily associated with such roles.

Co-Syndication Agents:	BofA, Barclays, Citi and GS Bank will act as co-syndication agents for the Facility and will perform the duties customarily associated with such roles.
Facility:	A senior secured bridge term loan credit facility in an aggregate principal amount of $27,350 million (the “Facility”).
Purpose:
The proceeds of the Facility will be used by the Borrower in accordance with the Plan to finance a portion of the Transactions, including to repay existing indebtedness of the Borrower and its affiliates, and to pay related fees and expenses.

1All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Annex A is attached, including Annex B thereto, unless otherwise specified.

Availability:
One drawing may be made under the Facility on the closing date of the Facility upon satisfaction of the conditions to funding described in Annex B to this Commitment Letter (the “Closing Date”).

Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth in Annex A-I hereto.
Final Maturity and Amortization:	The Facility will mature on the day that is 364 days after the Closing Date (the “Maturity Date”). There will be no scheduled amortization payments.
Mandatory Prepayments and Commitment Reductions:
On or prior to the Closing Date, the aggregate commitments in respect of the Facility under the Commitment Letter or under the Facility Documentation (as applicable) shall be automatically and permanently reduced, and after the Closing Date, the aggregate principal amount of loans under the Facility shall be prepaid, in each case without penalty or premium and on a dollar-for-dollar basis, by the following amounts (without duplication):

(a) 100% of the Net Cash Proceeds (as defined below) of all asset sales or other dispositions of property by PG&E, the Borrower and their respective subsidiaries and any insurance and condemnation proceeds, other than (i) sales or other dispositions of assets in the ordinary course of business, (ii) sales or other dispositions of obsolete or worn-out property and property no longer used or useful in the business, (iii) intercompany transfers among PG&E, the Borrower and their respective subsidiaries, (iv) sales or other dispositions of assets the Net Cash Proceeds of which do not exceed $10,000,000 in any single transaction or series of related transactions, (v) other sales or other dispositions of assets the Net Cash Proceeds of which do not exceed an aggregate amount of $100,000,000, and (vi) Net Cash Proceeds of any casualty or condemnation event that are reinvested or committed to be reinvested to replace or repair the affected assets within twelve months after the receipt of such proceeds;

(b) 100% of the Net Cash Proceeds received by PG&E, the Borrower or any of their respective subsidiaries from (i) any issuance of debt securities (including the Notes) or other debt for borrowed money (including pursuant to any bank or other credit facility and including the Net Cash Proceeds of any securitization securities or facilities) (other than Excluded Debt (as defined below) and amounts referred to in clause (c) below) (collectively, “Specified Debt”) and (ii) any issuance of equity securities (including shares of its common stock or preferred equity or equity-linked securities) (other than Excluded Equity Offerings (as defined below)); and

(c) 100% of the committed amount under any Qualifying Bank Financing (as defined below), excluding up to $7,000 million under any Qualifying Bank Financing of PG&E;

provided, however, that until such time as the Backstop Commitments (as defined in those certain Chapter 11 Plan Backstop Commitment Letters (the “BCLs”), as in effect on the date hereof) have been reduced to $0, except as contemplated by the proviso to the Excluded Debt definition below, the commitments in respect of the Facility shall not be reduced by any cash proceeds from any Additional Capital Source (as defined in the BCLs, as in effect on the date hereof) to the extent that such cash proceeds also reduce the Backstop Commitments.

Mandatory prepayments or reductions under clause (a) and (b) above, or the proviso to the Excluded Debt definition below, may be applied, at the option of the Borrower, either to prepay loans or reduce commitments under the Facility and that certain senior unsecured bridge facility of PG&E described in the commitment letter dated as of the date hereof among PG&E, the Borrower, JPMorgan and the other “Commitment Parties” party thereto (such facility, the “PG&E Facility”), provided that (i) the Borrower may not prepay loans or reduce commitments under the Facility without prepaying or reducing the PG&E Facility on a pro rata basis and (ii) Net Cash Proceeds of any Notes issued by the Borrower shall be applied to prepay loans or reduce commitments under the Facility before being applied to prepay or reduce the PG&E Facility. The application of Net Cash Proceeds received by the Utility to prepay or reduce the PG&E Facility shall be subject to requisite regulatory approvals (and such Net Cash Proceeds shall be applied to prepay or reduce the Facility to the extent not permitted to be applied to prepay or reduce the PG&E Facility).  For the avoidance of doubt, each dollar from a mandatory prepayment or reduction event described under this heading shall be applied to reduce either (but not both) of the commitments under the Facility or the commitments under the PG&E Facility, or to prepay either (but not both) the loans under the Facility or the loans under the PG&E Facility, in each case in accordance with the terms described under this heading.

Furthermore, the obligations of the Commitment Parties to fund on the Closing Date in respect of the Facility under the Commitment Letter or under the Facility Documentation (as applicable) shall be automatically and permanently reduced, without penalty or premium and on a dollar-for-dollar basis, by (without duplication of any of the clauses above) the aggregate principal amount of any roll-over, “take-back” or reinstated debt (the “Surviving Debt”) of the Borrower or its subsidiaries.

“Net Cash Proceeds” shall mean:

(a) with respect to a sale or other disposition of any assets of the Borrower, PG&E or any of their respective subsidiaries, the excess, if any, of (i) the cash actually received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset or that is required to be repaid in connection with the sale thereof (other than loans under the Facility), (B) the fees and expenses incurred by the Borrower, PG&E or any of their respective subsidiaries in connection therewith, (C) taxes paid or reasonably estimated to be payable in connection with such transaction, (D) the amount of any rebates or credits required to be applied to benefit ratepayers as a result of a reduction in the rate base as a result of the sale or disposition of the 77 Beale Street, San Francisco property or any hydroelectric generation assets; provided that the Facility will provide that not more than $750 million of hydroelectric generation assets may be disposed of, and (E) the amount of reserves established by the Borrower, PG&E or any of their respective subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles; provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon determination thereof, shall then constitute Net Cash Proceeds;

(b)  with respect to the incurrence, issuance, offering or placement of debt securities or other debt for borrowed money, the excess, if any, of (i) cash actually received by the Borrower, PG&E and their respective subsidiaries in connection with such incurrence, issuance, offering or placement over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower, PG&E and their respective subsidiaries in connection with such incurrence, issuance, offering or placement; and

(c)  with respect to the issuances of equity interests, the excess of (i) the cash actually received by the Borrower, PG&E and their respective subsidiaries in connection with such issuance over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower, PG&E or any of their respective subsidiaries in connection with such issuance.

“Excluded Debt” shall mean (i) intercompany indebtedness of the Borrower, PG&E or any of their respective subsidiaries, (ii) ordinary-course purchase money indebtedness, facility and equipment financings, other debt incurred in the ordinary course of business for capital expenditures and working capital purposes, financial leases or capital lease obligations, overdraft protection, ordinary course letter of credit facilities, hedging and cash management, and similar obligations, (iii) borrowings under the Revolving Credit Facility up to an aggregate amount not to exceed $3,500 million, (iv) revolving borrowings under the DIP Facility Credit Agreement (as defined in the Plan) (or refinancings thereof) up to an aggregate amount not to exceed the amount of the revolving commitments in effect thereunder on the date of the Commitment Letter, (v) incremental facilities under the DIP Facility Credit Agreement (or refinancings thereof) or any new debtor-in-possession facilities, in either case that are to be paid in full in cash at emergence from the Chapter 11 Cases, (vi) securitization securities or facilities contemplated by the Plan, and (vii) issuances of debt by PG&E in a principal amount not to exceed $7,000 million and debt or unfunded commitments under a revolving credit facility to be entered into by PG&E in an amount not to exceed $500 million, in each case as contemplated by the Plan; provided that, notwithstanding the foregoing, if (A) the aggregate principal amount of Specified Debt issued or incurred by the Borrower or its subsidiaries plus the aggregate principal amount of Excluded Debt issued or incurred by the Borrower or its subsidiaries pursuant to clause (iv), (v) or (vi) plus the principal amount of Surviving Debt of the Borrower or its subsidiaries exceeds $30,000 million, or (B) the aggregate principal amount of Specified Debt issued or incurred by PG&E plus the aggregate principal amount of Excluded Debt issued or incurred by PG&E pursuant to clause (vi) or (vii) plus the principal amount of Surviving Debt of PG&E exceeds $7,000 million, then in either case the commitments with respect to the Facility shall be reduced, or the loans under the Facility shall be prepaid, by an equivalent amount (for the avoidance of doubt, until such commitments or the aggregate principal amount of such loans, in either case, equal zero).

“Excluded Equity Offerings” shall mean (i) issuances pursuant to employee compensation plans, employee benefit plans, employee based incentive plans or arrangements, employee stock purchase plans, dividend reinvestment plans and retirement plans or issued as compensation to officers and/or non-employee directors or upon conversion or exercise of outstanding options or other equity awards, (ii) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than PG&E, the Borrower and their respective subsidiaries under applicable law, (iii) issuances to or by the Borrower or any subsidiary of the Borrower to PG&E, the Borrower or any other subsidiary of the Borrower (including in connection with existing joint venture arrangements), (iv) any equity issued pursuant to the Plan in an aggregate amount not to exceed $14,000 million and (v) additional exceptions to be agreed.

“Qualifying Bank Financing” shall mean a committed but unfunded bank or other credit facility for the incurrence of debt for borrowed money by PG&E or the Borrower that has become effective for the purposes of financing the Transactions (excluding, for the avoidance of doubt, the Facility), subject to conditions to funding that are, in the written determination of the Borrower, no less favorable to the Borrower than the conditions to the funding of the Facility set forth herein.

In addition, the aggregate commitments in respect of the Facility shall be permanently reduced to zero on the Commitment Termination Date.

The Borrower shall provide the Administrative Agent with prompt written notice of any mandatory prepayment or commitment reduction being required hereunder.

Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed.

Voluntary Prepayments and Reductions in Commitments:
Prepayments of borrowings under the Facility will be permitted at any time, in whole or in part and in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.  The Borrower may voluntarily reduce unutilized portions of the commitments under the Facility at any time without penalty.

Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed.

Documentation:
The making of the loans under the Facility will be governed by definitive loan and related agreements and documentation (collectively, the “Facility Documentation” and the principles set forth in this paragraph, the “Documentation Principles”) to be negotiated in good faith, which will be based on the Borrower’s Second Amended and Restated Credit Agreement, dated as of April 27, 2015, among the Borrower, the financial institutions from time to time party thereto and Citibank, N.A., as administrative agent (as amended from time to time prior to the date hereof, the “Pre-Petition Credit Agreement”).  The Facility Documentation will contain only those representations and warranties, affirmative and negative covenants, mandatory prepayments and commitment reductions, and events of default expressly set forth in the Commitment Letter (including this Annex A).  The Facility Documentation shall include modifications to the Pre-Petition Credit Agreement (a) as are necessary to reflect the terms set forth in the Commitment Letter (including this Annex A) and the Fee Letter, (b) to reflect any changes in law or accounting standards since the date of the Pre-Petition Credit Agreement, (c) to reflect the operational or administrative requirements of the Administrative Agent and operational requirements of the Borrower and its subsidiaries, (d) to reflect the nature of the Facility as a bridge facility, (e) to reflect the Borrower’s pro forma capital structure, (f) to reflect certain provisions in the DIP Facility Credit Agreement to be agreed and (g) to reflect the terms of the Plan.

Representations and Warranties:
The Facility Documentation will contain only the following representations and warranties, which shall be made on the effectiveness of the Facility Documentation (the “Facility Documentation Effective Date”) and on the Closing Date, and be based on those in the Pre-Petition Credit Agreement (subject to the Documentation Principles): financial condition, no change, existence; compliance with law; power; authorization; enforceable obligations; no legal bar; litigation; no default; taxes; federal regulations; ERISA; investment company act and other regulations; use of proceeds; environmental matters; no EEA financial institution; regulatory matters; solvency (after giving effect to the Transactions, with “solvency” to be defined consistent with the solvency certificate attached hereto as Annex B-1); validity of security interests; full disclosure; beneficial ownership certification; anti-corruption and sanctions; ownership of property; subsidiaries; and intellectual property.

Conditions to Borrowing on the Closing Date:	The borrowing under the Facility on the Closing Date will be subject to the conditions expressly set forth in Annex B to the Commitment Letter (the “Funding Conditions”).
Affirmative Covenants:
The Facility Documentation will contain only the following affirmative covenants, which shall become effective on the Facility Documentation Effective Date, and be based on those in the Pre-Petition Credit Agreement (subject to the Documentation Principles): financial statements, certificates and other information, payment of taxes, maintenance of existence, compliance, maintenance of property, insurance, inspection of property, books and records, discussions, notices, maintenance of licenses, further assurances with respect to collateral, and maintenance of ratings (but, for the avoidance of doubt, not any particular rating).

Negative Covenants:
The Facility Documentation will contain only the following negative covenants, which shall become effective on the Facility Documentation Effective Date, and be based on those in the Pre-Petition Credit Agreement (subject to the Documentation Principles): liens (modified to reflect stand-alone exceptions to be agreed, including the Facility and the Notes), fundamental changes, debt (with exceptions to be agreed, including debt for borrowed money (including the Facility and the Notes) not to exceed $30,000 million and the Revolving Credit Facility), modifications of organizational documents, sale leaseback transactions, swap agreements, and change of fiscal year.

Financial Covenants:
Subject to the Documentation Principles, maintenance of a maximum Consolidated Capitalization Ratio of less than or equal to 0.65 to 1.00, calculated in accordance with (and capitalized terms to have the meaning set forth in) the Pre-Petition Credit Agreement.

Events of Default:
The Facility Documentation will contain only the following events of default, which shall be based on those in the Pre-Petition Credit Agreement (subject to the Documentation Principles): nonpayment of principal when due; nonpayment of interest or other amounts after a grace period of five business days; material inaccuracy of representations and warranties; Facility Documentation ceasing to be in full force and effect or any Borrower party thereto so asserting; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of 30 days); cross-default with respect to material indebtedness; bankruptcy events (from and after the Closing Date); certain ERISA events; material judgments; actual or asserted invalidity of security documents representing a material portion of the collateral; and a change of control (to be defined in a manner to be agreed).

Voting:	Subject to the Documentation Principles and based on the Pre-Petition Credit Agreement, including all lender vote for the release of all or substantially all of the Collateral.
Cost and Yield Protection:
Usual and customary for facilities and transactions of this type, including customary tax gross-up provisions (including but not limited to provisions relating to Dodd-Frank and Basel III), but subject to the Documentation Principles and based on the Pre-Petition Credit Agreement.

Assignments and Participations:
Subject to the Documentation Principles and based on the Pre-Petition Credit Agreement as follows:

Prior to the Closing Date, the Lenders will not be permitted to assign commitments under the Facility to any Person except in accordance with the terms of the syndication provisions in the Commitment Letter.

From and after the Closing Date, the Lenders will be permitted to assign loans under the Facility to eligible assignees subject to the consent of the Borrower (not to be unreasonably withheld or delayed); provided that no such consent shall be required with respect to any assignment (x) to a Lender, an affiliate of a Lender or an approved fund, (y) to an Approved Lender or (z) if a payment or bankruptcy (from and after the Closing Date) event of default shall have occurred and be continuing; provided, further, that such consent shall be deemed to have been given if the Borrower shall not have responded to a written request for consent within 10 business days.  All assignments shall require the consent of the Administrative Agent (not to be unreasonably withheld or delayed).  Each assignment shall be accompanied by the payment of a $3,500 assignment processing fee to the Administrative Agent (which fee may be waived by the Administrative Agent in its sole discretion).

Lenders may sell participations without the consent of any person, so long as any such participation does not create rights in participants to approve amendments or waivers, except in respect of certain customary matters consistent with the Pre-Petition Credit Agreement.

Defaulting Lenders:
The Facility Documentation will contain customary “defaulting Lender” provisions, including the suspension of voting rights and rights to receive certain fees, and the termination or assignment of commitments or loans of defaulting Lenders; provided that such provisions shall be subject to the Documentation Principles and be based on the Pre-Petition Credit Agreement.

Expenses and Indemnification:
Subject to the limitations set forth in Section 5 of the Commitment Letter, the Borrower shall pay (a) all reasonable, documented and invoiced out-of-pocket expenses of the Administrative Agent and the Arrangers associated with the syndication of the Facility and the preparation, execution, delivery and administration of the Facility Documentation and any amendment or waiver with respect thereto (including the reasonable, documented and invoiced fees, disbursements and other charges of one primary counsel, one regulatory counsel, one special bankruptcy counsel and one additional local counsel in each applicable jurisdiction) and (b) all reasonable, documented and invoiced out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable, documented and invoiced fees, disbursements and other charges of counsel referred to in clause (a) above and additional conflicts counsel, subject to the Counsel Limitations) in connection with the enforcement of the Facility Documentation.

The Administrative Agent, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of the indemnified party or any of its affiliates, (y) such party’s or any of its affiliates’ material breach of the Facility Documentation or (z) disputes among Lenders not arising from the Company’s breach of its obligations under the Facility Documentation (other than a dispute involving a claim against an indemnified party for its acts or omissions in its capacity as an arranger, bookrunner, agent or similar role in respect of the Facility, except, with respect to this clause (z), to the extent such acts or omissions are determined by a court of competent jurisdiction by a final and non-appealable judgment to have constituted the gross negligence, bad faith or willful misconduct of such indemnified party in such capacity)).

Governing Law and Forum:	New York.
Arranger’s and Administrative Agent’s Counsel:	Davis Polk & Wardwell LLP.
Miscellaneous:
The Facility Documentation will contain customary European Union “bail-in” provisions and customary provisions pertaining to division of limited liability companies and the QFC stay rules.  The Lenders will provide customary representations as to their fiduciary status under ERISA.

ANNEX A-I

Interest Rates:
The interest rates under the Facility will be, at the option of the Borrower, (a) Adjusted LIBO Rate plus the Applicable Adjusted LIBO Rate Margin (each as defined below) or (b) ABR (as defined below) plus the Applicable Adjusted LIBO Rate Margin minus 1.00% (but in any event not less than 0.00%).

The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBO Rate borrowings.  Calculation of interest shall be on the basis of the actual number of days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate) and interest shall be paid in arrears (i) at the end of each interest period and no less frequently than quarterly, in the case of Adjusted LIBO Rate advances, and (ii) quarterly, in the case of ABR advances.

“ABR” is the Alternate Base Rate, which is the greatest of (i) the Prime Rate, (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period on the applicable date plus 1%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Interpolated Rate” means, at any time, for any interest period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of the Facility Documentation.

“LIBO Rate” means, with respect to any Eurocurrency borrowing for any applicable currency and for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period; provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency borrowing for any applicable currency and for any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the relevant currency for a period equal in length to such interest period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (i) the Federal Funds Effective Rate in effect on such day and (ii) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a business day, for the immediately preceding business day); provided that if none of such rates are published for any day that is a business day, the term “NYFRB Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of the Facility Documentation.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined reasonably and in good faith by the Administrative Agent) or in any similar release by the Federal Reserve Board (as determined reasonably and in good faith by the Administrative Agent).  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

A-I-2

LIBO Rate Replacement:	The Facility Documentation shall contain customary provisions for the replacement of the LIBO Rate.
Applicable Adjusted LIBO Rate Margin:

Public Debt Rating[2]	BBB+/Baa1	BBB/Baa2	BBB-/Baa3	BB+/Ba1 or worse
Closing Date until 89 days following the Closing Date	1.125%	1.375%	1.50%	1.75%
90th day following the Closing Date until 179th day following the Closing Date	1.375%	1.625%	1.75%	2.00%
180th day following the Closing Date until 269th day following the Closing Date	1.625%	1.875%	2.00%	2.25%
From the 270th day following the Closing Date	1.875%	2.125%	2.25%	2.50%

2Based on public ratings from S&P and Moody’s for senior secured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other person or subsidiary and not supported by any other credit enhancement (the “Public Debt Rating”). Split ratings to be handled consistently with the Pre-Petition Credit Agreement except that if the rating differential is 2 levels or more, the rating level that would apply at the rating one level below the higher rating shall apply.

A-I-3

Default Rate:
At any time when the Borrower is in default in the payment of any amount of principal due under the Facility, the overdue amount shall bear interest at 2% above the rate otherwise applicable thereto.  Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR loans.

Ticking Fees:
Ticking fees (“Ticking Fee”) equal to 0.175% per annum times the actual daily undrawn commitments under the Facility (as such amounts shall be adjusted to give effect to any voluntary or mandatory reductions of the commitments in accordance with the terms hereof) will accrue during the period commencing on the date that is the later of the Facility Documentation Effective Date and 90 days after the date of the Commitment Letter and ending on and including the earlier of (x) the Closing Date and (y) the date of termination of the commitments under the Facility, for the account of each Lender in arrears quarterly and on the earlier of the Closing Date and the date of termination of the commitments under the Facility.

Duration Fees:
The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Facility outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a business day, the next business day); (ii) 0.75% of the aggregate principal amount of the loans under the Facility outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a business day, the next business day); and (iii) 1.00% of the aggregate principal amount of the loans under the Facility outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a business day, the next business day).

A-I-4

ANNEX B

$27,350 Million Senior Secured 364-Day Facility
Conditions3

The borrowing under the Facility shall be subject to the satisfaction or waiver by the Commitment Parties of the following conditions:

1.          (a) The Bankruptcy Court shall have entered (x) the Approval Order and (y) a confirmation order confirming the Plan with respect to the Debtors in form and substance reasonably satisfactory to the Required Commitment Parties (the “Confirmation Order”) by no later than June 30, 2020, each of which shall (i) not be stayed, (ii) be in full force and effect, (iii) be final and non-appealable, and (iv) not have been reversed, vacated, amended, supplemented, or otherwise modified in a manner adverse to the interests of the Commitment Parties without the consent of the Required Commitment Parties (such consent not to be unreasonably withheld, conditioned or delayed; provided modifications to the Plan solely as a result of an increase in roll-over, “take-back” or reinstatement of any existing debt of the Debtors shall be deemed not to be adverse to the Commitment Parties for the purposes of this clause (iv)), (b) none of the Plan, the Confirmation Order or the Approval Order shall have been amended or modified or any condition contained therein waived, in either case without the consent the Required Commitment Parties (such consent not to be unreasonably withheld, conditioned or delayed), (c) the Plan shall have become effective in accordance with its terms no later than 60 days after the entry of the Confirmation Order, and all conditions precedent to the effectiveness of the Plan shall have been, or substantially contemporaneously with the closing under the Facility, will be, satisfied or waived (to the extent adverse to their interests, with the prior consent of the Required Commitment Parties (such consent not to be unreasonably withheld, conditioned or delayed)), (d) the transactions as described and defined in the Plan to occur upon the Effective Date of the Plan shall have been consummated, or substantially concurrently with the closing of the Facility will be consummated, on the Closing Date, (e) the Debtors shall be in compliance in all material respects with the Confirmation Order and (f) all documents necessary to implement the Plan and the financings and distributions contemplated thereunder shall have been executed (each, to the extent adverse to their interests, in form and substance reasonably acceptable to the Required Commitment Parties).

2.          (x) The Arrangers shall have received (a) U.S. GAAP audited consolidated balance sheets and related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows of the Borrower and its subsidiaries for the three most recent fiscal years ended at least 60 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows of the Borrower and its subsidiaries for each subsequent fiscal quarter ended at least 40 days before the Closing Date (other than the last fiscal quarter of any fiscal year); provided that in each case the financial statements required to be delivered by this paragraph 2(x) shall meet the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement on Form S-1, in all material respects.  The Arrangers hereby acknowledges receipt of the financial statements of the Utility in the foregoing clause (a) for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016, and in the foregoing clause (b) for the fiscal quarters ended June 30, 2019 and March 31, 2019.  The Borrower’s filing of any required audited financial statements with respect to the Borrower on Form 10-K or required unaudited financial statements with respect to the Borrower on Form 10-Q, in each case, will satisfy the requirements under clauses (a) or (b), as applicable, of this paragraph.

3All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Annex B is attached, including Annex A thereto.

(y) The Arrangers shall have received a pro forma consolidated balance sheet and a related pro forma consolidated statement of income of the Borrower and its subsidiaries (based on the financial statements referred to in paragraph above) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 40 days before the Closing Date, or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 60 days before the Closing Date (regardless of when such pro forma financial statements may be required to be filed with the SEC), prepared after giving effect to the Transactions (including, to the extent required by applicable accounting standards, the application of fresh start accounting) as if they had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statement of income) which shall meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement on Form S-1, in all material respects; provided, however, to the extent such pro forma financial statements are filed by the Borrower with the SEC, the condition set forth in this paragraph (y) shall be deemed satisfied.

3.          The representations and warranties in the Facility Documentation shall be true and correct in all material respects (provided, that any such representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be accurate in all respects and that any such representation or warranty that specifically refers to an earlier date shall be true and correct in all material respects (or in all respects, as the case may be) as of such earlier date) and no default or event of default shall be in existence at the time of, or after giving effect to the making of, the making of loans to the Borrower on the Closing Date.

4.          The execution and delivery by the Borrower of the Facility Documentation consistent with the terms set forth or referred to in this Commitment Letter (but taking into account the market flex provisions set forth in the Fee Letter) shall have occurred.

5.          The Administrative Agent shall have received customary legal opinions of counsel to the Borrower, corporate organizational documents of the Borrower, a good standing certificate of the Borrower from the jurisdiction of organization of the Borrower, resolutions and a customary closing certificate of the Borrower, and a customary borrowing notice, in each case as are customary for transactions of this type (collectively, the “Closing Deliverables”).

6.           The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in substantially the form of Annex B-I hereto.

7.           The Arrangers and the Lenders shall have received all fees and, to the extent invoiced at least three business days prior to the Closing Date, expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or the Facility Documentation.

8.          The Arrangers shall have received, at least three business days prior to the Closing Date (to the extent requested in writing at least ten business days prior to the Closing Date), all documentation and other information with respect to the Borrower that the Arrangers reasonably determines is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and, to the extent applicable, the Beneficial Ownership Regulation.

9.           All documents and instruments required to perfect the Administrative Agent’s security interests in the Collateral securing the Facility (including any pledged first mortgage bonds) shall have been executed and delivered by the Borrower and if applicable, be in proper form for filing and, with respect to any real property that constitutes Collateral, the Commitment Parties shall be satisfied that flood insurance due diligence and flood insurance compliance has been completed.

10.          The Borrower shall have received investment grade senior secured debt ratings of (i) in the case of Moody’s, Baa3 or better and (ii) in the case of S&P, BBB- or better and in each case, with a stable or better outlook.

11.          Total PG&E weighted average earning rate base (including electric generation, electric transmission, electric distribution, gas distribution, gas transmission and storage) for estimated 2021 as approved by the California Public Utilities Commission (the “CPUC”) shall be no less than 95% of $48 billion.

12.         Since June 30, 2019, no result, occurrence, fact, change, event, effect, violation, penalty, inaccuracy or circumstance (whether or not constituting a breach of a representation, warranty or covenant set forth in the Plan) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events, effects, violations, penalties, inaccuracies, or circumstances, (i) would have or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, capitalization, financial performance, financial condition or results of operations, in each case, of the Debtors, taken as a whole, or (ii) would reasonably be expected to prevent or materially delay the ability of the Debtors to consummate the transactions contemplated by this Commitment Letter or the Plan or perform their obligations hereunder or thereunder, including their obligations under the Facility or the PG&E Facility (each a “Material Adverse Effect”) shall have occurred; provided, however, that none of the following results, occurrences, facts, changes, events, effects, violations, penalties, inaccuracies or circumstances shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur:  (A) the filing of the Chapter 11 Cases, and the fact that the Debtors are operating in bankruptcy, (B) results, occurrences, facts, changes, events, violations, inaccuracies or circumstances affecting (1) the electric or gas utility businesses in the United States generally or (2) the economy, credit, financial, capital or commodity markets, in the United States or elsewhere in the world, including changes in interest rates, monetary policy or inflation, (C) changes or prospective changes in law (other than any law or regulation of California or the United States that is applicable to any electrical utility) or in GAAP or accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, (D)  any decline in the market price, or change in trading volume, of any securities of the Debtors, (E) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, credit ratings, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, (F) any wildfire occurring after the Petition Date and prior to January 1, 2020, and (G) one or more wildfires, occurring on or after January 1, 2020, that destroys or damages fewer than 500 Structures in the aggregate (it being understood that (I) the exceptions in clauses (D) and (E) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein is a Material Adverse Effect, and (II) a Material Adverse Effect shall include the occurrence of one or more wildfires on or after January 1, 2020 destroying or damaging at least 500 Structures within PG&E’s service area at a time when the portion of PG&E’s system at the location of such wildfire was not successfully de-energized.

13.          The Debtors’ aggregate liability with respect to Wildfire Claims shall be determined (whether (i) by the Bankruptcy Court (or the District Court to which the reference has been partially withdrawn for estimation purposes), (ii) pursuant to an agreement between the Debtors and the holders of Wildfire Claims, or (iii) through a combination thereof) not to exceed the Wildfire Claims Cap; provided, however, that for purposes of this paragraph 13, (A) any Wildfire Claim that the CPUC has approved or agreed to approve for recovery or pass through by the Utility shall not count in determining the Wildfire Claims Cap and (B) the Wildfire Claims Cap shall be increased by an amount equal to the amount of Wildfire Claims consisting of professional fees that the Bankruptcy Court (or the District Court to which the reference has been partially withdrawn for estimation purposes) determines to be reasonable.

14.         PG&E shall have received at least $14,000 million of proceeds from the issuance of equity, on terms acceptable to each Commitment Party in its sole discretion, provided that up to $2,000 million of such proceeds shall be permitted to come from the proceeds of preferred equity, equity-linked securities or securitizations issued by PG&E or the Utility, so long as such issuance could not reasonably be expected to negatively impact cash distributions to PG&E or distributions that will be available to service debt at PG&E.

15.         The Utility has both (i) elected, and received Bankruptcy Court approval, to participate in the Go-Forward Wildfire Fund (as defined in the Plan) and (ii) satisfied the other conditions to participation in the Go-Forward Wildfire Fund set forth in the Wildfire Legislation (as defined in the Plan).

16.          PG&E shall own directly 100% of the common stock of the Borrower.

17.         No order of a governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation or funding of any transactions contemplated by the Plan shall have been received by the Debtors, and no law, statute, rule, regulation or ordinance shall have been adopted that makes the consummation or funding of any transactions contemplated by the Plan illegal or otherwise prohibited.

18.          One or more investment banks reasonably satisfactory to the Commitment Parties shall have been engaged to publicly sell or privately place the Notes for the purpose of reducing, replacing or refinancing the Facility.

Form of Solvency Certificate

[DATE]

This Solvency Certificate (“Certificate”) of [_________] (“the Borrower”), and its Subsidiaries is delivered pursuant to Section [__] of the $[_________] Senior Secured Term Loan Credit Agreement, dated as of [_________] (the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [_____], the duly elected, qualified and acting [Chief Financial Officer] of the Borrower and its Subsidiaries, DO HEREBY CERTIFY that I have reviewed the Credit Agreement and the other Loan Documents referred to therein and have made such investigation as I have deemed necessary to enable me to express a reasonably informed opinion as to the matters referred to herein.

I HEREBY FURTHER CERTIFY, in my capacity as [Chief Financial Officer] and not in my individual capacity, that as of the date hereof, immediately after giving effect to the Transactions:

1.          The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation on a going concern basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise.

2.          The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated and going concern basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business.

3.          The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business.

4.          The Borrower and its Subsidiaries are not engaged in businesses, and are not about to engage in businesses for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing as of the date hereof, would reasonably be expected to become an actual and matured liability.

For the purpose of the foregoing, I have assumed there is no default under the Credit Agreement on the date hereof and will be no default under the Credit Agreement after giving effect to the funding under the Credit Agreement.

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